UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2020

RED ROCK RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37754	47-5081182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01, par value	RRR	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01.	Regulation FD Disclosure.

On January 23, 2020, Station Casinos LLC (“Station Casinos”), which Red Rock Resorts, Inc. (“RRR”) owns a majority indirect interest in and manages, announced that it intends to offer, subject to market and other conditions, approximately $500 million aggregate principal amount of senior notes due 2028 in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Offering”). Set forth below is certain information provided to potential investors in the Offering.

Recent Developments

Although the results of operations for RRR for the three months ended December 31, 2019 are not yet available, the following reflects our current expectations for that period:

•	We expect total net revenues of approximately $447.4 million to $474.2 million, compared to total net revenues of $431.5 million for the three months ended December 31, 2018;

•	We expect operating income and earnings from joint ventures of approximately $58.8 million to $62.3 million, compared to $72.5 million for the three months ended December 31, 2018;

•	We expect Adjusted EBITDA of approximately $133.6 million to $141.6 million compared to Adjusted EBITDA of $135.1 million for the three months ended December 31, 2018. Based on the midpoint of this range, Adjusted EBITDA margins decreased from approximately 31% to 30% compared to the three months ended December 31, 2018;

•	We expect Palms net revenues of approximately $57.2 million to $60.6 million and Palms Adjusted EBITDA of approximately ($4.3 million) to ($4.0 million); and

•	We expect Las Vegas operations, excluding the Palms, net revenues of approximately $368.0 million to $390.1 million and Las Vegas operations, excluding the Palms, Adjusted EBITDA of approximately $125.8 million to $133.4 million, compared to net revenues of $364.7 million and Adjusted EBITDA of $118.5 million for the three months ended December 31, 2018. Based on the midpoint of these ranges, Las Vegas operations, excluding the Palms, Adjusted EBITDA margin increased from 32% to 34%.

The following is a quantitative reconciliation of the high and low ends of the above expected range of Adjusted EBITDA to operating income and earnings from joint ventures. We are not providing a quantitative reconciliation of our expectations for Adjusted EBITDA to net income (loss), which is the corresponding GAAP measure, because we do not have information necessary to finalize the calculation of benefit (provision) for income tax, which could have a significant impact on net income (loss) for the three months ended December 31, 2019.

	Three Months Ended December 31,
(amounts in thousands)	2019	2019	2018
	(low end of range)	(high end of range)
Operating income and earnings from joint ventures	$58,819	$62,341	$72,537
Adjustments:
Depreciation and amortization	55,923	59,271	46,864
Share-based compensation	3,884	4,116	2,417
Write-downs and other charges, net(1)	15,006	15,904	13,580
Tax receivable agreement liability adjustment	—	—	(263)

Adjusted EBITDA	$133,632	$141,632	$135,135

(1)	Primarily relates to Palms redevelopment and preopening expenses, loss on artist performance agreement terminations at Palms’ nightclub and dayclub, severance, business innovation and technology enhancements.

The estimates set forth above are based solely on currently available information. RRR has not finalized its financial statement closing process for the three months ended December 31, 2019 or the audit of its financial statements for the year ended December 31, 2019. During the course of this process, RRR may identify items that would require it to make adjustments to the expected preliminary operating results described above. As a result, the discussion above constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including possible adjustments to our preliminary operating results and the risk factors highlighted herein and in RRR’s public filings.

Adjusted EBITDA is non-GAAP measure that is presented solely as a supplemental disclosure. Adjusted EBITDA includes net (loss) income plus depreciation and amortization, share-based compensation, write-downs and other charges, net (including Palms redevelopment and preopening expenses, loss on artist performance agreement terminations at Palms’ nightclub and dayclub, severance, business innovation and technology enhancements), tax receivable agreement liability adjustment, interest expense, net, loss on extinguishment/modification of debt, change in fair value of derivative instruments, (benefit) provision for income tax and other.

Item 8.01.	Other Events.

On January 23, 2020, Station Casinos issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference to this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press Release dated January 23, 2020

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Red Rock Resorts, Inc.

Date: January 23, 2020	By:	/s/ Stephen L. Cootey
	Name:	Stephen L. Cootey
	Title:	Executive Vice President, Chief Financial Officer and Treasurer